Exhibit 1

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                                           Contact:  Stewart Lindsay
                                                     Edelman
                                                     1-212-704-4435
                                                     stewart.lindsay@edelman.com




            Bunge Limited Subsidiary Agrees to Sell Stake in Lesieur

WHITE PLAINS, NY - November 29, 2002 - Bunge Limited (NYSE: BG) announced today that its subsidiary, Cereol SA, has agreed to sell a majority stake in Lesieur, a French maker of branded bottled vegetable oils, to Saipol. Saipol is an oilseed processing joint venture between Cereol and Sofiproteol, the financial institution for the French oilseed cooperatives. Cereol has a 33.3% interest in Saipol. Sofiproteol controls the remaining 66.6%. As a result of this transaction, Cereol will retain a 33.3% interest in both Lesieur and Saipol.

Bunge acquired a controlling stake in Cereol on October 15, 2002.

Cereol expects consideration for Lesieur to total approximately 181 million euro in cash and assumed debt, based on an enterprise value of approximately 255 million euro. Cereol intends to use the proceeds from the sale to reduce outstanding indebtedness.

In 2001, Lesieur generated revenues of approximately 703.9 million euro and EBITDA of approximately 31.3 million euro.

The transaction is expected to close before the end of the third quarter of 2003, subject to regulatory approval.

Bunge does not expect the transaction to negatively affect previously announced financial targets for the Cereol acquisition or for its ongoing operations.

About Bunge Limited

Bunge Limited (www.bunge.com) is an integrated, international agribusiness and food company operating in the farm-to-consumer food chain with worldwide distribution capabilities and primary operations in North America, South America and Europe. Headquartered in White Plains, New York, Bunge has over 24,000 employees and locations in 28 countries. Bunge is the largest processor of soybeans in the Americas, the world's leading oilseed processing company, the largest producer and supplier of fertilizers to farmers in South America and the world's leading seller of bottled vegetable oils to consumers.


Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have tried to identify these forward-looking statements by using words

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including "may," "will," "expect," "anticipate," "believe," "intend," "estimate"
and "continue" and similar expressions. Forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. As such, they involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect future results, causing them to differ materially from those expressed in our forward-looking statements: our ability to integrate Cereol's operations and recognize anticipated benefits from the acquisition, estimated demand for commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry; economic and political conditions in Brazil and Argentina; and other economic, political, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this report are made only as of its date, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.




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